                                 EXHIBIT 99.4
                                                 _______________________________
                                                 REORGANIZATION
                                                 QUESTIONS AND
                                                 ANSWERS
                                                 _______________________________




                                                 ROCKPORT NATIONAL
                                                 BANCORP, INC.
                                                 (Proposed Bank Holding Company
                                                 for Rockport National Bank)



                                                 _______________________________
                                                     Rockport National Bank
                                                        16 Main Street
                                                      Rockport, MA  01966
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FACTS ABOUT THE REORGANIZATION
------------------------------

The following information is a brief summary and is subject to and qualified by the more detailed information set forth in the attached Proxy Statement-Prospectus dated May 13, 1999.

The Board of Directors of Rockport National Bank unanimously adopted a Plan and Agreement of Reorganization (the "Reorganization) to create a bank holding company for Rockport National Bank and operate the Bank through a bank holding company structure. Rockport National Bank has filed applications to receive approval of the transaction from the Office of the Comptroller of the Currency and the Federal Reserve Board. Two-thirds of the Bank's outstanding shares must vote in favor for the Reorganization, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy today in the enclosed postage-paid envelope. THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE REORGANIZATION.

This brochure answers some of the most frequently asked questions about the Reorganization.

WHY IS ROCKPORT NATIONAL BANK CONVERTING TO A BANK HOLDING COMPANY STRUCTURE?
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Rockport National Bank is committed to being an independent community based institution and the Board of Directors believes that the bank holding company structure is best suited for this purpose. As discussed in the Proxy Statement-Prospectus, the Reorganization should provide the Bank greater flexibility to provide products, services and alternatives not currently available to the Bank and should enable the Bank to continue to meet the changing financial requirements of its customers and the community it serves and will give flexibility in the future if the holding company decides to enter into additional banking related activities.

WHAT IS THE EFFECT OF THE REORGANIZATION?
----------------------------------------

As a result of the Reorganization, your ownership interest in the Holding Company will be the same as your present ownership in the Bank. Moreover, your interest in the Bank would be essentially the same as it presently is except that it would be indirect ownership rather than direct ownership.

WILL THE REORGANIZATION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
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No. The Reorganization will have no effect on the balance of terms of any deposit account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum legal limit.

SHOULD I VOTE?
-------------

Yes. Your, "FOR" vote is very important!

PLEASE VOTE, SIGN, DATE AND RETURN YOUR PROXY CARD!

HOW MANY VOTES DO I HAVE?
------------------------

Your proxy card shows the number of votes you have.

MAY I VOTE IN PERSON AT THE ANNUAL MEETING?
------------------------------------------

Yes, but we would still like you to sign, date and mail your proxy today. If you then attend the Annual Meeting in person and wish to change your vote, your proxy may be revoked.

WHEN IS THE ANNUAL MEETING?
--------------------------

The Annual Meeting will be held on June 15, 1999, at 10:00 a.m. at the Bank's Main Office, 16 Main Street, Rockport, Massachusetts.

WILL THE BANK'S NAME CHANGE?
----------------------------

No. Rockport National Bank will continue to serve the banking needs of Cape Ann.

WILL THE BANK CLOSE ANY OF ITS OFFICES?
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No. Rockport National Bank will continue to operate its offices located at 16
Main Street and 37 King Street in Rockport, Massachusetts and at the Star Market on Eastern Avenue in Gloucester, Massachusetts.